EXHIBIT 99.1

Hemisphere Partners with Lionsgate In The First Spanish-Language Premium Movie Streaming Service

Significantly Expands New Platform’s Content Offering with Hundreds of New Titles

SANTA MONICA, CA, NEW YORK, NY, and MIAMI, FL – November 3, 2016 -- Lionsgate (NYSE: LGF), the premier next generation global content leader, and Hemisphere Media Group, Inc. (NASDAQ: HMTV), a leading U.S. and Latin American owner and operator of Spanish-language pay television and broadcast networks, announced today that Hemisphere is joining Lionsgate in the first-ever Spanish-language SVOD movie service for the growing, digital-savvy Hispanic audience in the U.S.  The service plans to launch next year.

Hemisphere, which operates five leading U.S. Hispanic channels, two Latin American pay television networks and the leading broadcast network in Puerto Rico (WAPA), will take a minority equity stake in the venture and leverage its library of hundreds of popular Spanish-language titles.  Hemisphere’s channels rank among the most popular Spanish-language cable television networks in the U.S.
The Hemisphere movie library encompasses one of the largest selections of contemporary Spanish-language blockbusters and critically-acclaimed titles from Mexico, Latin America, Spain and the Caribbean.  Its content, coupled with Spanish-language hits from Pantelion Films, Lionsgate's joint venture with Televisa, and Hollywood films from Lionsgate's 16,000-title library and other catalogs dubbed into Spanish, will give the service an unmatchable portfolio of world-class product.
Pantelion Films, the first major Hollywood Latino studio, has rights to more than 70% of the top-grossing films from Mexico over the past five years, including such blockbusters as Instructions Not Included, the highest-grossing Spanish-language film ever released in the U.S., the animated hit Un Gallo Con Muchos Huevos, and the comedy No Manches Frida, a breakout hit in the U.S. and Mexico.  The venture’s streaming platform will be the exclusive first SVOD/pay television window for Pantelion movies.
As announced previously, the venture will capitalize on the marketing and distribution expertise of Univision Communications Inc., which will offer the new service to cable and satellite operators individually, as well as in tandem with its own Univision NOW, a subscription service for its broadcast networks Univision and UniMas.  Univision will also license titles from its classic Latino cinema library to the new service.
“The addition of Hemisphere and its deep library of titles significantly expands the content offerings of a platform that is positioned to become the leading Spanish-language premium movie service in the U.S.,” said Lionsgate Chief Executive Officer Jon Feltheimer.  “We’re pleased to welcome Alan Sokol, Jim McNamara and the Hemisphere team to a partnership that combines great content, rich experience serving the Latino movie-going audience and a dynamic market opportunity.”

“We’re excited to be partnering with Lionsgate to help launch the definitive streaming service for the millions of Spanish-language movie lovers in the U.S., who traditionally over-index on media consumption,” said Hemisphere CEO Alan Sokol.  “The service brings together many of the top names in Hispanic media and will offer an unparalleled collection of world-class movies and a compelling way for Spanish-speaking and bilingual consumers to access it.”
The new premium movie service joins a growing portfolio of Lionsgate SVOD services that already includes Tribeca Shortlist, launched with Tribeca Enterprises last fall, Comic-Con HQ, which debuted in July, and the Laugh Out Loud comedy platform featuring original content from superstar Kevin Hart which premieres next year.
About Lionsgate

Lionsgate is a premier next generation global content leader with a diversified presence in motion picture production and distribution, television programming and syndication, home entertainment, international distribution and sales, branded channel platforms, interactive ventures and games, and location-based entertainment.  The Company has nearly 80 television shows on 40 different networks spanning its primetime production, distribution and syndication businesses.  These include the ground-breaking hit series Orange is the New Black, the fan favorite drama series Nashville, the syndication success The Wendy Williams Show, the hit drama series The Royals, the Golden Globe-nominated dramedy Casual and the breakout success Greenleaf.

The Company’s feature film business spans eight labels and includes the blockbuster Hunger Games franchise, the Now You See Me and John Wick series, Tyler Perry’s Boo! A Madea Halloween, Nerve, CBS Films/Lionsgate’s Hell or High Water, Sicario, Roadside Attractions' Love & Mercy and Mr. Holmes, Codeblack Films’ Addicted and breakout concert film Kevin Hart: Let Me Explain and Pantelion Films’ Instructions Not Included, the highest-grossing Spanish-language film ever released in the U.S.

Lionsgate's home entertainment business is an industry leader in box office-to-DVD and box office-to-VOD revenue conversion rates.  Lionsgate handles a prestigious and prolific library of approximately 16,000 motion picture and television titles that is an important source of recurring revenue and serves as a foundation for the growth of the Company's core businesses. The Lionsgate and Summit brands remain synonymous with original, daring, quality entertainment in markets around the world. www.lionsgate.com

About Hemisphere Media Group, Inc.

Hemisphere Media Group, Inc. (NASDAQ:HMTV) is the only publicly traded pure-play U.S. media company targeting the high growth Spanish-language television and cable networks business in the U.S. and Latin America. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, and the leading broadcast television network in Puerto Rico. Hemisphere’s networks consist of:
—	Cinelatino, the leading Spanish-language movie channel with over 17.5 million subscribers across the U.S., Latin America and Canada, including 4.6 million subscribers in the U.S. and 13.0 million subscribers in Latin America, featuring the largest selection of contemporary Spanish-language blockbusters and critically-acclaimed titles from Mexico, Latin America, Spain and the Caribbean.
—	WAPA, Puerto Rico’s leading broadcast television network with the highest primetime and full day ratings in Puerto Rico. Founded in 1954, WAPA produces more than 75 hours per week of top-rated news and entertainment programming.
—	WAPA America, the leading cable network targeting Puerto Ricans and other Caribbean Hispanics living in the U.S., featuring the highly-rated news and entertainment programming produced by WAPA. WAPA America is distributed in the U.S. to 5.2 million subscribers.
—	Pasiones, dedicated to showcasing the most popular telenovelas and drama series, distributed in the U.S. and Latin America. Pasiones has 4.5 million subscribers in the U.S. and 11.1 million subscribers in Latin America.

—	Centroamerica TV, the leading network targeting Central Americans living in the U.S., the third-largest U.S. Hispanic group, featuring the most popular news, entertainment and soccer programming from Central America. Centroamerica TV is distributed in the U.S. to 4.1 million subscribers.
—	Television Dominicana, the leading network targeting Dominicans living in the U.S., featuring the most popular news, entertainment and baseball programming from the Dominican Republic. Television Dominicana is distributed in the U.S. to 3.2 million subscribers.

Contact:

For Media inquiries, please contact:

Lionsgate
Peter Wilkes
310-255-3726
pwilkes@lionsgate.com

Hemisphere
Erica Bartsch
Sloane & Company
212-446-1875
ebartsch@sloanepr.com